Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

FTC SOLAR, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	37,277,987	$3.555	$132,523,243.79	0.0000927	$12,284.91
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$132,523,243.79		$12,284.91
	Total Fees Previously Paid
	Total Fees Offsets
	Net Fee Due							$12,284.91

(1) Shares of common stock registered pursuant to this registration statement are shares which are to be offered by the selling stockholders named herein. In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of the registrant’s common stock, as reported on The Nasdaq Global Market, on January 28, 2022, a date within five business days prior to the filing of this registration statement.